Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Steben Select Multi-Strategy Master Fund:

We consent to the use of our report dated May 30, 2014 for Steben Select Multi-Strategy Master Fund, incorporated by reference herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in this registration statement.

/s/ KPMG LLP

Columbus, Ohio
July 31, 2014